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                                                                    EXHIBIT 12.1

                            BAKER HUGHES INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                    THREE MONTHS                   THREE MONTHS
                                        ENDED        YEAR ENDED       ENDED                     YEAR ENDED SEPTEMBER 30,
                                      MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                    1999     1998       1998            1997          1997       1996         1995         1994
                                   ------   -----   ------------  -------------  -----------  -----------  -----------  ----------

Income (loss) from continuing
  operations before  income
  taxes, extraordinary  items
  and accounting changes           $ 65.7  $174.1  $      (281.1) $       179.2  $     364.3  $     415.5  $     308.3  $    294.4

Add:
Fixed charges                        59.0    46.9          219.3           39.0        146.9        126.1        126.6       144.5

Amortization of capitalized
  interest                            0.4     0.3            3.0            0.1          0.4            --           --         --

Less:
Capitalized interest                  2.1     1.3            6.8            1.0           --           --           --          --
                                   ------  ------   ------------  -------------  -----------  -----------  -----------   ---------

Income (loss) from continuing
  operations before income
  taxes, extraordinary items
  and accounting changes as
  adjusted                         $123.0  $220.0   $      (65.6) $       217.3  $     507.5  $     541.6  $     434.9  $    438.9
                                   ======  ======   ============  =============  ===========  ===========  ===========  ==========


Fixed charges:

   Interest expense                  41.0    30.9   $      149.0  $        24.5  $      91.4  $      87.9  $      89.1   $   106.4

   Interest portion of rental
   expense                           15.9    14.7           63.5           13.5         51.4         38.2         37.5        38.1

   Capitalized interest               2.1     1.3            6.8            1.0          4.1           --           --          --
--
                                   ------  ------   ------------  -------------  -----------  -----------  -----------   ---------

   Total fixed charges             $ 59.0  $ 46.9   $      219.3  $        39.0  $     146.9  $     126.1  $     126.6   $   144.5
                                   ======  ======   ============  =============  ===========  ===========  ===========   =========


RATIO OF EARNINGS TO FIXED
     CHARGES(1)                      2.08x   4.69x            --          5.57x         3.45x        4.30x        3.44x       3.04x
                                   ======  ======   ============  ============   ===========  ===========  ===========   =========



(1) For the year ended December 31, 1998, earnings were inadequate to cover fixed charges by $500.4 million.

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